Exhibit 5.1
July 26, 2018
Criteo S.A.
32 rue Blanche
75009 Paris
France
Re: Registration Statement on Form S-8 of Criteo S.A.
Ladies and Gentlemen:
We have acted as French counsel to Criteo S.A., a French société anonyme (the “Company”), in connection with the Company’s 2016 Stock Option Plan, Amended and Restated 2015 Time-Based Free Share Plan, Amended and Restated 2015 Performance-Based Free Share Plan and non-employee warrants (BSA) plan (collectively, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 4,200,000 ordinary shares of the Company, par value €0.025 per share (the “Shares”) that may be issued or delivered and sold pursuant to the Plans and the authorized forms of award agreements thereunder will be, when issued or delivered and sold in accordance with the respective Plans and applicable award agreements, validly issued, fully paid and non-assessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the laws of France, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the Company will take no action inconsistent with the resolutions authorizing the Company to issue the Shares. We have also assumed, for any future awards under the Plans, that (1) the resolutions authorizing the Company to issue the Shares pursuant to the respective Plans and the applicable award agreements will be in full force and effect on the date of such awards and (2) such future awards will be approved by the Board of Directors of the Company in accordance with applicable laws and regulations and with the terms of the relevant Plan.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to each Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day